Exhibit 5.1

[Gable & Gotwals Letterhead]

February 12, 2007

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Re:	Registration Statement on Form S-8 for ONEOK Thrift Plan

Ladies and Gentlemen:

We have acted as legal counsel to ONEOK, Inc., an Oklahoma corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 2,000,000 shares of the common stock of the Company, par value $0.01 per share (the “Shares”), under the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries (as amended, the “Plan”). This opinion is being furnished to you as a supporting document in connection with the Registration Statement.

For purposes of this opinion, we have examined the following documents and such other corporate records, certificates of public officials and officers of the Company and other documents as we have considered relevant to the matters covered by this opinion:

(a) the Registration Statement;

(b) the Plan and the corporate actions taken by the Board of Directors of the Company in connection with the Registration Statement and related matters;

(c) the Certificate of Incorporation of the Company and all amendments thereto and related certificates;

(d) the By-laws of the Company, as amended;

(e) a Certificate of Good Standing of the Company issued by the Secretary of State of the State of Oklahoma dated February 8, 2007; and

(f) an executed copy of the Secretary’s Certificate of the Company dated February 12, 2007.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies thereof.

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

ONEOK, Inc.

February 12, 2007

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma.

2. With respect to original issuance Shares, assuming the Shares are issued in compliance with the terms and conditions of the Plan, when the certificates for the Shares have been executed by the proper officers of the Company, countersigned by the Company’s transfer agent and registered by the registrar thereof, the certificates for such Shares will represent, and the Shares will constitute, duly authorized, legally issued, fully paid and non-assessable shares of the common stock of the Company.

Each of the matters set forth in this letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein or in any matters upon which the opinions and views set forth in this letter are based.

Our opinions expressed above are limited to the laws of the State of Oklahoma and the federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Gable & Gotwals